UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

HireRight Holdings Corporation
  (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT FOR
THE SPECIAL MEETING OF STOCKHOLDERS OF HIRERIGHT HOLDINGS CORPORATION
TO BE HELD ON JUNE 21, 2024

As previously disclosed in the Current Report on Form 8-K filed by HireRight Holdings Corporation, a Delaware corporation (the “Company” or “HireRight”) on February 16, 2024, the Company entered into an Agreement and Plan of Merger, dated as of February 15, 2024 (the “Merger Agreement”) with Hearts Parent, LLC, a Delaware limited liability company (“Parent”) and Hearts Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). On March 21, 2024, the Company filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement, amended versions of which were filed with the SEC on April 22, 2024 and May 6, 2024 (as amended, the “Preliminary Proxy Statement”). On May 17, 2024, the Company filed a definitive proxy statement (the “Definitive Proxy Statement”) with respect to the special meeting of the Company’s stockholders scheduled to be held on June 21, 2024 at 11:30 a.m. Eastern Time in connection with the Merger (the “Special Meeting”).

Stockholder Litigation and Demand Letters Related to the Merger

On May 24, 2024, an action captioned Brian Levy v. Guy Abramo et al., Case No. 609034/2024 (the “Complaint”) was filed in the Supreme Court of the State of New York. The Complaint alleges, among other things, that the Definitive Proxy Statement misrepresents and/or omits certain purportedly material information in violation of the Tennessee Securities Act of 1980. The Complaint seeks various remedies, which include, among other things: (i) declaring that the defendants negligently misrepresented, concealed and omitted facts, and/or aided and abetted the same, in the Definitive Proxy Statement; (ii) declaring that the defendants were negligent and failed to exercise reasonable care or competence in communicating or failing to communicate truthfully in the Definitive Proxy Statement; (iii) requiring corrective and complete disclosures to be made to the Definitive Proxy Statement; (iv) enjoining and/or rescinding the closing of the stockholder vote on the Merger until trial or until certain corrective and complete disclosures are made; and (v) awarding the plaintiffs interest, attorneys’ fees, expert fees, and other expenses and costs. The defendants believe that the Complaint is without merit and specifically deny that any supplemental disclosure was or is required.

Additionally, attorneys representing several purported stockholders of the Company have sent demand letters to the Company alleging similar insufficiencies in the Preliminary Proxy Statement and the Definitive Proxy Statement (such letters, the “Demand Letters”, and together with the Complaint, the “Litigation Matters”). The Demand Letters generally demand access to certain books and records of the Company or demand that the Company disseminate certain corrective or supplemental disclosures in an amendment to the Preliminary Proxy Statement or Definitive Proxy Statement.

The Company and other named defendants in the Complaint deny that they have violated any laws or breached any duties to the Company’s stockholders, and the Company denies all allegations in the Litigation Matters. The Company believes that no supplemental disclosure to the Definitive Proxy Statement was or is required under any applicable law, rule or regulation. However, solely to eliminate the burden and expense of litigation, to moot plaintiffs’ disclosure claims, and to avoid potential delay or disruption to the Merger, the Company has determined to voluntarily supplement the Definitive Proxy Statement with the below disclosure. The Company believes that the disclosures set forth in the Definitive Proxy Statement comply fully with applicable law and nothing in the below supplemental disclosure or otherwise shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein.

These supplemental disclosures will not change the consideration to be paid to the Company’s stockholders in connection with the Merger or the timing of the Special Meeting. The board of directors of HireRight continues to recommend that you vote “FOR” the proposals to be voted on at the Special Meeting described in the Definitive Proxy Statement.

Supplemental Disclosures to the Definitive Proxy Statement

The following supplemental disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. For clarity, new text within restated paragraphs from the Definitive Proxy Statement is indicated below by bold, underlined text and deleted text within restated paragraphs from the Definitive Proxy Statement is indicated below by ~~strikethrough text~~.

1.
The disclosure under the heading entitled “Summary Term Sheet” is hereby amended by amending and restating the last bullet under the section “Special Factors” that begins on Page 1 of the Definitive Proxy Statement, as follows:

Litigation Relating to the Merger. Since the public announcement of the Merger, one lawsuit has been filed related to the Merger. On May 24, 2024, an action captioned Brian Levy v. Guy Abramo et al., Case No. 609034/2024 was filed in the Supreme Court of the State of New York. The lawsuit alleges, among other things, that the definitive proxy statement filed by the Company on May 17, 2024, misrepresents and/or omits certain purportedly material information in violation of the Tennessee Securities Act of 1980.

Additionally, attorneys representing several purported stockholders of the Company have sent demand letters to the Company alleging similar insufficiencies in the preliminary proxy statement filed by the company on March 21, 2024, and the definitive proxy statement filed by the Company on May 17, 2024.

It is possible that additional complaints may be filed, and that additional demand letters may be received by HireRight in connection with the Merger, and the outcome of any current or future litigation is uncertain.

 ~~Litigation Relating to the Merger. As of the date of this proxy statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger and the outcome of any future litigation is uncertain~~. For a further description of litigation relating to the Merger, see “Special Factors—Litigation Relating to the Merger.”

2.
The disclosure under the heading “Special Factors” is hereby amended by amending and restating the first paragraph under the section “Litigation Relating to the Merger” that begins on Page 74 of the Definitive Proxy Statement, as follows:

~~As of the date of this proxy statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger and the Outcome of any future litigation is uncertain.~~

On May 24, 2024, an action captioned Brian Levy v. Guy Abramo et al., Case No. 609034/2024 was filed in the Supreme Court of the State of New York. The lawsuit alleges, among other things, that the definitive proxy statement filed by the Company on May 17, 2024, misrepresents and/or omits certain purportedly material information in violation of the Tennessee Securities Act of 1980.

Additionally, attorneys representing several purported stockholders of the Company have sent demand letters to the Company alleging similar insufficiencies in the preliminary proxy statement filed by the company on March 21, 2024, and the definitive proxy statement filed by the Company on May 17, 2024.

It is possible that additional complaints may be filed, and that additional demand letters may be received by HireRight in connection with the Merger, and the outcome of any current or future litigation is uncertain.

3.	The disclosure under the heading “Special Factors” is hereby amended and supplemented by adding the text below to the fifth paragraph that begins on Page 27 of the Definitive Proxy Statement:

On December 21, 2023, the Special Committee held a meeting at which representatives of each of Centerview and Davis Polk were present. At the request of the Special Committee, for the beginning of the meeting, Mr. Spaeth, HireRight’s CFO, was also present. At the outset of the meeting, Mr. Spaeth reviewed with the Special Committee and its advisors the Preliminary Projections, including the key assumptions underlying the Preliminary Projections and the risks and opportunities affecting HireRight’s business and the achievability of the Preliminary Projections. During this discussion, Mr. Spaeth characterized the Preliminary Projections and the assumptions underlying the Preliminary Projections as both reasonable and achievable. Following this discussion, the Special Committee and the members of HireRight’s management also discussed the current status of the Sponsor Stockholders’ due diligence regarding HireRight. After this discussion, Mr. Spaeth left the meeting. The Special Committee then discussed with its advisors their views with respect to the Preliminary Projections, including the key assumptions thereunder, including assumptions with respect to (i) revenue growth, (ii) margin expansion and (iii) cost reduction. The Special Committee and its advisors discussed the Special Committee’s views regarding the reasonableness and assessment of the achievability of those assumptions in light of the Company’s historical performance and challenges projecting its long-term financial performance on a multi-year basis and their remaining open questions about the Preliminary Projections. Following that discussion, the Special Committee determined it would reconvene later that week after the members of the Special Committee had an opportunity to consider what additional questions and/or document requests that it might want to solicit from the management team in respect of the Preliminary Projections.

4.	The disclosure under the heading “Special Factors” is hereby amended and supplemented by adding the text below to the fifth paragraph that begins on Page 28 of the Definitive Proxy Statement:

On January 9, 2024, the Special Committee held a meeting at which representatives of each of Centerview and Davis Polk were present. At the request of the Special Committee, for the beginning of the meeting, Messrs. Abramo and Spaeth were also present. The Special Committee led a discussion with HireRight’s management regarding the Preliminary Projections and the Special Committee’s views with respect to certain key assumptions underlying such Preliminary Projections, including assumptions with respect to (i) revenue growth, (ii) margin expansion and (iii) cost reduction. During this discussion, HireRight’s management answered questions from the Special Committee and reviewed potential macro-economic conditions and other risks and opportunities affecting HireRight’s business that could impact the Preliminary Projections. The members of HireRight’s management stated that they continued to believe that the assumptions underlying the Preliminary Projections were reasonable, and that the results contemplated by the Preliminary Projections were achievable.

5.	The disclosure under the heading “Special Factors” is hereby amended and supplemented by adding the text below to the sixth paragraph that begins on Page 34 of the Definitive Proxy Statement:

On February 13, 2024, the Special Committee held a meeting at which representatives of each of Centerview and Davis Polk attended. Representatives of Centerview reviewed with the Special Committee the discussion with the Sponsor Stockholders earlier that day, including their new proposal to acquire the shares of Company Common Stock not already owned by the Sponsor Stockholders for $14.25 per share in cash. At the meeting, representatives of Davis Polk reviewed with the Special Committee members certain provisions and key issues in the revised draft of the Merger Agreement, including (i) the termination fee payable by HireRight, (ii) the termination fee payable by the Sponsor Stockholders if they were not able to obtain the necessary debt financing, (iii) with respect to compensation and benefits protection for HireRight’s employees and the proposed treatment of the Company’s various forms of equity awards. Thereafter, members of the Special Committee and the representatives of Davis Polk discussed each of these ~~the~~ open issues and agreed upon appropriate responses.

6.
The disclosure under the section entitled “Opinion of the Special Committee’s Financial Advisor” is hereby amended and supplemented by adding the text below to the second paragraph of the subsection “Discounted Cash Flow Analysis” that begins on Page 46 of the Definitive Proxy Statement:

In performing this analysis, Centerview calculated a range of implied per share equity values for HireRight by discounting to present value as of December 31, 2023 (using discount rates ranging from 11.75% to 13.00%, reflecting Centerview’s analysis of HireRight’s weighted average cost of capital, determined using a mid-period convention and based on considerations that Centerview deemed relevant in its professional judgment and experience): (i) the forecasted, after-tax unlevered free cash flows of HireRight over the period beginning on January 1, 2024, and ending on December 31, 2030, and (ii) a range of implied terminal values of HireRight at the end of the forecast period shown in the Forecasts, estimated by Centerview applying a multiple of the projected next 12 months of the HireRight’s Adj. EBITDA (as defined below) ranging from 7.0x to 9.0x, which Centerview selected based on its experience and professional judgment. Based on its analysis, Centerview calculated a range of implied enterprise values of HireRight of approximately $1.5 billion to $1.9 billion. Centerview added to each of these ranges the face value of HireRight’s cash balance of approximately $123 million and subtracted from each of these ranges the face value of HireRight’s ~~net~~ debt of approximately $750 million and non-controlling interests of approximately $18 million, as of December 31, 2023, as set forth in the Internal Data to derive a range of implied equity values for HireRight. Centerview then divided the results of the foregoing calculations by HireRight’s fully diluted shares of Company Common Stock outstanding as of February 12, 2024, as set forth in the Internal Data (determined using the treasury stock method and taking into account outstanding in the money options, restricted stock units and other dilutive equity instruments) to derive a range of implied equity values for HireRight.

7.
The disclosure under the section entitled “Opinion of the Special Committee’s Financial Advisor” is hereby amended and supplemented by adding the text below to the fifth paragraph of the subsection “Selected Public Company Analysis” that begins on Page 46 of the Definitive Proxy Statement:

Centerview applied the range of multiples of EV to 2024E Adj. EBITDA to HireRight’s 2024E Adj. EBITDA of $201 million derived from the Internal Data, to derive a range of implied enterprise values for HireRight of approximately $1.4 billion to $1.8 billion. Centerview added to each of these ranges the face value of HireRight’s cash balance of approximately $123 million and subtracted from each of these ranges the face value of HireRight’s ~~net~~ debt of approximately $750 million and non-controlling interests of approximately $18 million, as of December 31, 2023, as set forth in the Internal Data to derive a range of implied equity values for HireRight. Centerview then divided these implied equity values by the number of HireRight’s fully diluted shares of Company Common Stock outstanding as of February 12, 2024, as set forth in the Internal Data (determined using the treasury stock method and taking into account outstanding in the money options, restricted stock units and other dilutive equity instruments) to derive a range of implied values per share of Company Common Stock of approximately $10.85 to $16.55, rounded to the nearest $0.05. Centerview compared this range to the Merger Consideration of $14.35 per share to be paid to the holders of shares of Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement.

8.
The disclosure under the section entitled “Opinion of the Special Committee’s Financial Advisor” is hereby amended and supplemented by adding the text below to the second bullet point of the subsection “Other Factors” that begins on Page 47 of the Definitive Proxy Statement:

Analyst Price Targets Analysis. Centerview reviewed price targets for the shares of Company Common Stock in publicly available Wall Street research analyst reports as of market close on November 17, 2023, noting that these price targets ranged from $10.00 per share to $15.00 per share and had a median value of $11.10 per share.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the United States Private Securities Litigation Reform Act of 1995 regarding the transactions contemplated by the Merger Agreement (the “Transaction”). All such forward-looking statements by their nature address matters that are uncertain and are based upon current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions, many of which are beyond the control of HireRight, that could cause actual results to differ materially from those expressed in such forward-looking statements. Key factors that could cause actual results to differ materially include, but are not limited to, the expected timing and likelihood of completion of the Transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that HireRight’s stockholders may not approve the Transaction; the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all; and the risk of litigation relating to the Transaction that has been, and additional claims that could be, instituted against HireRight or its directors and/or officers. All such factors are difficult to predict and are beyond our control, including those detailed in HireRight’s annual reports on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K that are available on HireRight’s website at https://www.hireright.com and on the website of the SEC at http://www.sec.gov. HireRight’s forward-looking statements are based on assumptions that HireRight’s believes to be reasonable but that may not prove to be accurate. Other factors not discussed in this communication could also have material adverse effects on forward-looking statements. HireRight does not assume an obligation to update any forward-looking statements, except as required by applicable law. These forward-looking statements speak only as of the date they are made.

Additional Information and Where to Find It

In connection with the Transaction, HireRight has filed with the SEC the Definitive Proxy Statement that has been sent to the stockholders of HireRight seeking their approval of the Transaction and other related matters. HireRight and its affiliates have jointly filed a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). HireRight may also file other documents with the SEC regarding the Transaction. This communication is not a substitute for the Definitive Proxy Statement, the Schedule 13E-3 or any other document which HireRight may file with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE SCHEDULE 13E-3, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE THEREIN AND ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING HIRERIGHT, THE TRANSACTION AND RELATED MATTERS.

Investors and security holders may obtain free copies of these documents, including the Definitive Proxy Statement, the Schedule 13E-3, and other documents filed with the SEC by HireRight through the website maintained by the SEC at http://www.sec.gov.  Copies of documents filed with the SEC by HireRight will be made available free of charge by accessing HireRight’s website at https://www.hireright.com or by contacting HireRight by submitting a message at investor.relations@hireright.com.

Participants in the Solicitation

HireRight and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of HireRight in connection with the Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of HireRight and other persons who may be deemed to be participants in the solicitation of stockholders of HireRight in connection with the Transaction and a description of their direct and indirect interests, by security holdings or otherwise, are included in the sections entitled “Special Factors – Interests of Executive Officers and Directors of HireRight in the Merger,” “Other Important Information Regarding HireRight – Directors and Executive Officers of HireRight,” and “Other Important Information Regarding HireRight – Security Ownership of Certain Beneficial Owners and Management” included in the Definitive Proxy Statement related to the Transaction, as filed with the SEC on May 17, 2024 (and which is available free of charge from the SEC’s website at  https://www.sec.gov/Archives/edgar/data/1859285/000114036124026597/ny20023448x9_defm14a.htm). Information about the directors and executive officers of HireRight, their ownership of HireRight common stock, and HireRight’s transactions with related persons is set forth in the section entitled “Certain Relationships and Related Transactions, and Director Independence” included in HireRight’s annual report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 12, 2024 (and which is available at https://www.sec.gov/Archives/edgar/data/1859285/000185928524000011/hrt-20231231.htm), and in the sections entitled “Directors, Executive Officers and Corporate Governance,” “Executive Compensation,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Certain Relationships and Related Transactions, and Director Independence” included in HireRight’s annual report on Form 10-K/A for the fiscal year ended December 31, 2023, which was filed with the SEC on April 17, 2024 (and which is available at https://www.sec.gov/Archives/edgar/data/1859285/000114036124020134/ef20026829_10ka.htm).